ASSIGNMENT OF RIGHTS AGREEMENT

This is is an Assignment of Rights Agreement dated the 16th day of April, 2001, effective the 1st day of May, 2001 (“Effective Date”), by and between TelZuit Technologies, Inc. (“TelZuit”), a Florida corporation with its principal place of business in Florida and Stephan V. Kroecker (“Assignee”), of Florida.

WHEREAS, TelZuit wishes to assure itself the rights of the Assignee as described in this Agreement and Assignee is willing to assign to TelZuit his rights upon the terms and conditions hereinafter provided.

WHEREAS, Stephan V. Kroecker as CEO/President of TelZuit Technologies, Inc., has been authorized by the Board of Directors of TelZuit to enter into this agreement;

WHEREAS, Stephan V. Kroecker as Inventor and Designer of the Independence Unit and its Accessories has sole rights thereto and sole authority to assign those rights;

NOW, THEREFORE, in consideration of the mutual covenants and promises herein contained, the parties hereto hereby agree as follows:

The Assignee agrees to surrender all rights for equity labor, material and Intellectual Properties of the Independence Unit and its Accessories including but not limited to the CPS Module, the 25 Meter Wireless Unit and the Medical Monitoring Patches. All of the aforementioned products are to be hereinafter referenced as “The Unit”. In return TelZuit agrees to pay Assignee the sum of Four Hundred, Fifty Thousand Dollars ($450.000.00). This sum shall be due and payable when all manufacturing engineering for “The Unit” has been completed and “The Unit” has been fully tested and approved by all necessary authorities and “The Unit” has been patented and is ready for market. The purchase sum shall then be paid at the rate of $6.00 per Unit sold. Payment to Assignee shall be due and payable sixty (60) days in arrears of TelZuit’s receipt of payment for each sale from its customers. Should “The Unit” be modified, such that it becomes a ‘next product generation’, Assignee shall continue to be paid at the rate of $6.00 per unit until the entire Four Hundred, Fifty Thousand Dollars has been paid.

In addition to the above, Assignee will be paid a Royalty for all manufactured Independence Units as referenced and subsequent ‘next product generations’ in the sum of Three Dollars ($3.00) per unit. This shall remain in effect for the life of the product and subsequent ‘next product generations’ and for all units being manufactured by TelZuit, and/or it’s selected sub-licensees and/or sub-contractors, both domestically and internationally. TelZuit will pay this sum on a Quarterly basis to Stephan V. Kroecker and/or his heirs.

TelZuit Technologies, Inc. will bear all costs for ‘Patent(s)’ as required and deemed appropriate in the name of Stephan V. Kroecker, as part of the Assignment of Rights Agreement by and between “Assignee” and “TelZuit” for the Independence Unit, Medical Monitoring Patch, GPS Module and 25 Meter Wireless Unit i.e., “The Unit”.

Stephan V. Kroecker has entered into this Agreement to exclusively license to TelZuit Technologies, Inc., the rights to manufacture, sell, distribute, market, advertise and/or enter into sub-license/sub-contractor agreement(s) that benefit and are deemed normal course-of-business agreements and/or contracts, both domestically and internationally. Stephan V. Kroecker has also entered into an Agreement to exclusively license to TelZuit Technologies, Inc. the rights to design and develop related or ‘next product generations’ of “The Unit” and to then manufacture, sell, distribute, market, advertise and/or enter into sub-license/sub-contractor agreement(s) that benefit and are deemed normal course-of-business agreements and/or contracts, both domestically and internationally for these related and ‘next product generations’. All rights to related products and to ‘next product generations’ will belong to TelZuit and no further royalties will be due Assignee on these products other than as already stated above.

IN WITNESS WHEREOF, the parties have hereunto set their hands and seal this 16th day of April, 2001.

BY:	/S/	, for TelZuit Technologies, Inc.
BY:	/S/	, Assignee

State of Florida

County of Brevard

The foregoing instrument was acknowledged before me this 16th day of April, 2001 by Stephan v. Kroecker who has signed personally and on behalf of TelZuit Technologies, Inc. and who is personally known to me and who did not take an oath.

By:	/S/	, Notary	349515.1